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                                                               EXHIBIT 99.B11(b)


CONSENT OF INDEPENDENT AUDITORS

We consent to the use in Post-Effective Amendment No. 8 to Registration Statement No. 33-61997 of The Prudential Investment Portfolios, Inc. (formerly Prudential Jennison Series Fund, Inc.) on Form N-1A of our reports for The Prudential Institutional Fund-Active Balanced Fund, dated November 13, 1996 and The Prudential Jennison Growth Fund, dated November 4, 1996, both appearing in the Statement of Additional Information, which is included in such Registration Statement, and to the references to us under the heading "Financial Highlights" appearing in the Prospectus, which is also included in such Registration Statement.



/s/ Deloitte & Touche LLP
New York, New York
June 8, 1998